REMOTE VOTING BALLOT

SPECIAL MEETING OF HOLDERS OF CLASS “B” PREFERRED SHARES - CIA PARANAENSE DE ENERGIA - COPEL of    2025

Name of Shareholder:
CNPJ or CPF of the shareholder:
E-mail

Filling guidelines

If the shareholder wishes to exercise their right to vote remotely, it is essential that they fill in the fields above with their full name (or company name, if they are a legal entity) and registration number with the Ministry of Finance, either CNPJ or CPF.

Delivery guidelines, indicating the option of sending directly to the company or sending completion instructions to the bookkeeper or custodian

Shareholders who choose to exercise their voting rights remotely through service providers must send their voting instructions to their respective custody agents or to the Book-keeper (Itaú Corretora de Valores S.A.), in accordance with the rules determined by the latter, which in turn will forward these voting instructions to the central depository of B3 S.A. - Brasil, Bolsa, Balcão.

To this end, shareholders should contact their custody agents or the Book-keeper (Itaú Corretora de Valores S.A.) and check the procedures established by them for issuing voting instructions via ballot, as well as the documents and information required by them for this purpose.

Shareholders who choose to exercise their remote voting rights directly with the Company should preferably send a scanned copy of the voting form and the relevant documentation to the following e-mail address: ri@copel.com

Alternatively, the shareholder may send a physical copy of the ballot and the relevant documentation to our head office, at Rua José Izidoro Biazetto nº 158, block A, Campo Comprido, CEP 81200-240, Curitiba - PR, Vice-Presidency of Finance and Investor Relations, in the Shareholders and Capital Market Regulatory Obligations Division.

Postal and electronic address for sending the remote voting form, if the shareholder wishes to deliver the document directly to the company / Guidelines on the electronic system for participation in the meeting, if this form of participation is allowed

The scanned copy of the ballot paper and the relevant documentation should be sent to the following e-mail address: ri@copel.com

Alternatively, the physical copy of the ballot and the relevant documentation may be sent to our head office, at Rua José Izidoro Biazetto nº 158, block A, Bairro Campo Comprido, CEP 81200-240, Curitiba - PR, VicePresidency of Finance and Investor Relations, in the Shareholders and Capital Market Regulatory Obligations Division.

For the ballot paper to be considered valid, it is essential that

(i)              all fields are duly filled in;

(ii)             all pages are initialed; and

(iii)           at the end, the shareholder or his legal representative, as the case may be and in accordance with current legislation, has signed the ballot, and that it is accompanied by a certified copy of the following documents:

(a)                for natural person shareholders:

•             valid identity document with photo of the shareholder and/or his/her representative, as the case may be;

(b)                for legal entity shareholders:

•             the latest bylaws or consolidated articles of association and the corporate documents proving the shareholder's legal representation; and

•             photo ID of the legal representative;

(c)                for investment fund shareholders:

•             latest consolidated fund regulations;

•             the bylaws or articles of association of their administrator or manager, as the case may be, in compliance with the fund's voting policy;

•             corporate documents proving the powers of representation of the administrator or manager, as applicable; and

•             valid identity document with photo of the legal representative.

We must receive the documents, in full order, no later than four (4) days before the date of the meeting, i.e. no later than     2025 (inclusive), pursuant to article 27 of CVM Resolution 81/2022. Any ballots received by after this date will be disregarded.

Within three days from the date of receipt of the ballot, the Company will inform the shareholder whether the documents sent are sufficient for the vote to be valid or whether there is a need for rectification or supplementation, pursuant to CVM Resolution 81/2022.

Indication of the institution contracted by the company to provide the securities bookkeeping service, with name, physical and electronic address, telephone number and contact person

Institution hired to provide bookkeeping services: ITAÚ CORRETORA DE VALORES S.A.

Av. Brigadeiro Faria Lima, 3500, 3º Andar, Itaim Bibi, São Paulo, SP CEP 04538-132

Telephone: (11) 3003-9285 (capitals and metropolitan regions) and 0800 720 9285 (other locations)

E-mail: atendimentoescrituracao@itau-unibanco.com.br

Contact person: Simone Pereira Romão

Class B Shareholder Meeeting Resolutions

[Eligible assets in this resolution: CPLE6]

Ratification of: (a) the amendment to article 5 of our bylaws to create a new class of class C preferred shares, nominative, book-entry and without par value (“Class C preferred shares”), compulsorily redeemable, without the need for approval at a special meeting of holders of Class C preferred shares, under the terms of paragraph 6 of article 44 of the Brazilian Corporate Law; and (b) the mandatory conversion of all Class A preferred shares and Class B preferred shares into common shares and Class C preferred shares, in the proportion of one new common share and one new Class C preferred share for each Class A preferred share or Class B preferred share (“Conversion”), pursuant to article 136, paragraph 1, of the Brazilian Corporate Law.

[ ] Approve	[ ] Reject	[ ] Abstain

City: _______________________________________________________________

Date: _________________________________________________________________

Signature: ____________________________________________________________

Name of Shareholder: _____________________________________________________

Telephone: ______________________________________________________________